UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2014
Date of Report (Date of earliest event reported)

Apollo Global Management, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
9 West 57th Street, 43rd Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 515-3200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure.

On May 27, 2014, Apollo Management Holdings, L.P., an indirect subsidiary of Apollo Global Management, LLC (“Apollo”), priced the previously announced offering of $500.0 million aggregate principal amount of its 4.000% Senior Notes due 2024 (the “notes”).  The public offering price of the notes was 99.722%.  The notes will be fully and unconditionally guaranteed by Apollo’s indirect subsidiaries, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P. and AMH Holdings (Cayman), L.P.  Apollo intends to use a portion of the net proceeds from the sale of the notes to repay approximately $250.0 million of the outstanding term loans under its existing credit facilities. Any remaining net proceeds will be used for general corporate purposes.

The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This Current Report on Form 8–K shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The information in this Current Report on Form 8–K is deemed “furnished” and not “filed” under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: May 27, 2014	By:	/s/ John J. Suydam
John J. Suydam
Chief Legal Officer